Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Raining Data US, Inc., a California corporation

Pick Systems UK, Ltd, a UK Corporation

TigerLogic France, a French corporation

PickAX, Inc., a Delaware corporation

PickAX, Inc., a Louisiana corporation

Omnis Software, Inc., a California corporation

TigerLogic Holdings, Ltd, a UK corporation

TigerLogic UK, Ltd, a UK corporation

TigerLogic Germany, Gmbh, a German corporation

Storycode, Inc., a Delaware corporation